                                 ARTICLE OF AMENDMENT

                                          OF

                                  TOME CAPITAL, INC.

     Pursuant to Nevada Statutes, Tome Capital, Inc. adopts the following Article of Amendment to its Articles of Incorporation:

     1.   The name of the corporation is Tome Capital, Inc.

     2. The following amendment of the Articles of Incorporation was adopted by the stockholders of the corporation on July 1, 1988 in the manner prescribed by the laws of the State of Nevada and the Articles of Incorporation of Tome Capital, Inc.

     3. That Article I of the Articles of Incorporation filed on March 4, 1987 should be amended by amending the first Article to read as follows:

     The name of the corporation is "Nevada Manhattan Mining, Inc."

     4. The number of shares of Tome Capital, Inc. outstanding at the time of such adoption was Two Million (2,000,000) shares and the number of shares entitled to vote thereon was Two Million (2,000,000) shares and there is no other class of share or security authorized by the corporation other than common.

     5. The corporation at the time of the stockholders meeting had outstanding Two Million (2,000,000) shares entitled to vote on said proposal. At said shareholders meeting, 1,275,000 shares voted in favor of changing the name of the corporation to Nevada Manhattan Mining, Inc. with no shares voting against the proposal; all shares are of one kind and class.

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     6.   The proposed amendment will not affect a change in the amount of stated capital of the corporation.

     Executed by the undersigned President and Secretary of Tome Capital, Inc. in duplicate on the ___ day of _____ 1988.


BY: /s/ Tony Ladakis
   -------------------------
   TONY LADAKIS
   President

BY: /s/ Barbara T. Ladakis
   -------------------------
   BARBARA T. LADAKIS
   Secretary

                                  * * * * * * * *

STATE OF UTAH       )
                    )ss
COUNTY OF SALT LAKE )

     I, Gerald M. Conder, a Notary Public, hereby certify that on the 14 day of July 1988, personally appeared before me, Tony Ladakis and Barbara T. Ladakis, who being by me first duly sworn, severally declared that they are the president and secretary of Tome Capital, Inc. and that they are the persons who signed the foregoing Articles of Amendment as Officers of Tome Capital, Inc. and that the statements therein contained are true.

                                        /s/ Gerald M. Conder
                                        ---------------------------
                                        NOTARY PUBLIC
                                        Residing at Salt Lake

[STAMP]
My Commission Expires:
   [ILLEGIBLE]
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